Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of SPAC and GOWell, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited consolidated statement of financial position of GOWell as of December 31, 2025, the historical audited statement of financial position of PubCo as of December 31, 2025, and the historical audited balance sheet of SPAC as of December 31, 2025, filed with the Securities and Exchange Commission on March 24, 2026, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2025.

PubCo will act as the publicly-traded holding company of its subsidiaries — including GOWell — after the closing of the Business Combination.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combines the historical audited consolidated statement of profit or loss and other comprehensive income of GOWell for the year ended December 31, 2025, the historical audited statement of profit or loss of PubCo for the period from October 8, 2025 (inception) through December 31, 2025, and the historical audited statement of operations of SPAC for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, was derived from:

●	the historical audited financial statements of SPAC as of December 31, 2025, and the related notes thereto, filed with the Securities and Exchange Commission on March 24, 2026;

●	the historical audited financial statements of PubCo as of December 31, 2025, and the related notes thereto; and

●	the historical audited consolidated financial statements of GOWell as of December 31, 2025, and the related notes thereto.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been derived from:

●	the historical audited financial statements of SPAC for the year ended December 31, 2025, and the related notes thereto, filed with the Securities and Exchange Commission on March 24, 2026;

●	the historical audited financial statements of PubCo for the period from October 8, 2025 (inception) through December 31, 2025, and the related notes thereto; and

●	the historical audited consolidated financial statements of GOWell for the year ended December 31, 2025, and the related notes thereto.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, which incorporates Transaction Accounting Adjustments. GOWell and SPAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of GOWell, PubCo and SPAC, and each of GOWell’s, PubCo’s and SPAC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of the Transactions

Business Combination

On October 13, 2025, SPAC, GOWell, PubCo and Merger Sub, entered into a Business Combination Agreement. Pursuant to terms of the Business Combination Agreement and subject to the terms and conditions set forth therein: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

Consideration

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the GOWell or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price, subject to a cap of $10.50 per share; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 Earnout Shares in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the SEC:

●	2026 EBITDA (x) equal to or greater than 80% of the 2026 EBITDA Target but less than 90% of the 2026 EBITDA Target, a one-time issuance of 2,890,000 Earnout Shares, (y) equal to or greater than 90% of the 2026 EBITDA Target but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,330,000 Earnout Shares, or (z) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

●	2027 EBITDA (x) equal to or greater than 80% of the 2027 EBITDA Target but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

●	2028 EBITDA (x) equal to or greater than 80% of the 2028 EBITDA Target but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

For a description of the Business Combination and certain agreements executed in connection therewith, see “The Business Combination” and “Ancillary Documents.”

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse capitalization, in accordance with IFRS 2. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes, and GOWell will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	the GOWell Shareholder will hold a majority of the voting power of PubCo post-Business Combination;

●	effective upon the Business Combination, GOWell will appoint the majority of the members of the PubCo Board;

●	GOWell’s operations will substantially comprise the ongoing operations of PubCo;

●	GOWell is the larger entity in terms of substantive operations and employee base; and

●	GOWell’s senior management will comprise the majority of the senior management of PubCo.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse capitalization, within the scope of IFRS 2. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The following table sets out share ownership of PubCo following the consummation of the Business Combination:

	No. of Shares	Percent Outstanding
Public Shares	93,532	0.2%
Public Rights(1)	1,725,000	4.5%
Founder Shares	990,000	2.6%
Retained Shares	2,028,750	5.3%
Private Placement Units	318,750	0.8%
PubCo Restricted Shares	4,481,250	11.7%
Company Consideration Shares	28,571,430	74.8%
Total	38,208,712	100.0%

____________

(1)	Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are based on the historical financial statements of SPAC, PubCo and GOWell. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025(1)

		Inflection	GOWell	IFRS Conversion and	Actual Redemption of Shares
	GOWell (IFRS Historical)	Point V (US GAAP Historical)	Energy Technology (PubCo)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$6,761,021	$25,745	$—	$—	$994,042	C	$45,673,642
					(8,589,753)	D
					(3,017,413)	J
					(500,000)	L
					50,000,000	O
Trade receivables, net	18,008,048	—	—	—	—		18,008,048
Inventories, net	15,569,533	—	—	—	—		15,569,533
Amounts due from related parties	44,405	—	—	—	—		44,405
Deferred offering costs	2,614,409	—	—	—	—		2,614,409
Long-term receivables, current	551,302	—	—	—	—		551,302
Prepaid expenses and other current assets	1,915,525	163,017	—	—	—		2,078,542
Total current assets	45,464,243	188,762	—	—	38,886,876		84,539,881

Non-current assets
Rental equipment, net	22,761,997	—	—	—	—		22,761,997
Property and equipment, net	1,984,734	—	—	—	—		1,984,734
Intangible assets, net	2,792,272	—	—	—	—		2,792,272
Right-of-use assets, net	5,614,107	—	—	—	—		5,614,107
Long-term receivables	28,489	—	—	—	—		28,489
Deferred tax asset, net	3,318,591	—	—	—	—		3,318,591
Other non-current assets	488,715	—	—	—	—		488,715
Marketable securities held in Trust Account	—	89,339,290	—	—	(90,351,968)	A	—
					2,006,720	B
					(994,042)	C
Total non-current assets	36,988,905	89,339,290	—	—	(89,339,290)		36,988,905
Total assets	$82,453,148	$89,528,052	$—	$—	$(50,452,414)		$121,528,786

LIABILITIES
Current liabilities
Trade payables	789,134	2,268,470	—	—	(2,232,554)	D	825,050
Trade payables – related party	4,104,133	—	—	—	—		4,104,133
Income tax payable	1,513,137	—	—	—	—		1,513,137
Accruals and other payables	4,860,484	—	87,009	—	(325,120)	D	4,622,373
Loans payable, current	25,149	—	—	—	—		25,149
Operating lease liabilities, current	1,684,479	—	—	—	—		1,684,479
Amounts due to related parties, current	80,231	—	30,900	—	—		111,131
Total current liabilities	13,056,747	2,268,470	117,909	—	(2,557,674)		12,885,452

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025(1) — (Continued)

		Inflection	GOWell	IFRS Conversion and	Actual Redemption of Shares
	GOWell (IFRS Historical)	Point V (US GAAP Historical)	Energy Technology (PubCo)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Loans payable, non-current	37,262	500,000	—	—	(500,000)	L	37,262
Amounts due to a related party-non-current	386,042	—	—	—	—		386,042
Operating lease liabilities, non-current	4,702,317	—	—	—	—		4,702,317
Derivative liabilities	5,399,140	—	—	—	5,645,387	O	11,044,527
Redeemable preference shares	16,663,052	—	—	—	44,354,613	O	61,017,665
Deferred underwriting fee payable	—	3,450,000	—	—	(3,450,000)	J	—
Earnout liability	—	—	—	—	16,843,000	N	16,843,000
Ordinary shares subject to possible redemption	—	—	—	89,339,290	(90,351,968)	A	—
					2,006,720	B
					(994,042)	E
Total non-current liabilities	27,187,813	3,950,000	—	89,339,290	(26,446,290)		94,030,813
Total liabilities	40,244,560	6,218,470	117,909	89,339,290	(29,003,964)		106,916,265
Class A Ordinary shares subject to possible redemption	—	89,339,290	—	(89,339,290)	—		—

EQUITY
Share capital	3,000	—	—	—	(3,000)	M	—
PubCo ordinary shares	—	—	—	—	516	I	3,821
					2,857	M
					448	P
Inflection Point V preference shares	—	—	—	—	—	—	—
Inflection Point V Class A ordinary shares	—	230	—	—	9	E	—
					99	G
					178	H
					(516)	I
Inflection Point V Class B ordinary shares	—	99	—	—	(99)	G	—
Additional paid-in capital	29,164,781	—	—	—	(1,634,498)	D	69,983,985
					994,033	E
					25,726,308	F
					(178)	H
					(10,427,618)	K
					432,587	J
					143	M
					(16,843,000)	N
					42,571,427	P
Retained earnings (accumulated deficit)	13,094,403	(6,030,037)	(117,909)	—	(4,397,581)	D	(55,321,689)
					(25,726,308)	F
					10,427,618	K
					(42,571,875)	P
Accumulated other comprehensive loss	(53,596)						(53,596)
Total equity (deficit)	42,208,588	(6,029,708)	(117,909)	—	(20,448,450)		14,612,521
Total liabilities and equity	$82,453,148	$89,528,052	$—	$—	$(50,452,414)		$121,528,786

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited consolidated statement of financial position of GOWell as of December 31, 2025, the historical audited statement of financial position of PubCo as of December 31, 2025, and the historical audited balance sheet of SPAC as of December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025(1)

		Inflection	GOWell	IFRS Conversion and	Actual Redemption of Shares
	GOWell (IFRS Historical)	Point V (US GAAP Historical)	Energy Technology (PubCo)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$47,196,874	$—	—	$—	$—		$47,196,874
Cost of revenues	(19,281,494)	—	—	—	—		(19,281,494)
Gross profit	27,915,380	—	—	—	—		27,915,380
Operating expenses
Selling and marketing expenses	(6,824,927)	—	—	—	—		(6,824,927)
General and administrative expenses	(11,449,795)	(2,717,289)	(117,909)	—	(25,726,308)	BB	(40,011,301)
Research and development expenses	(4,241,727)	—	—	—	—		(4,241,727)
Total operating expenses	(22,516,449)	(2,717,289)	(117,909)	—	(25,726,308)		(51,077,955)
Operating profit (loss)	5,398,931	(2,717,289)	(117,909)	—	(25,726,308)		(23,162,575)
Other income (expense)
Finance income	172,999	12,369	—	—	—		185,368
Finance cost	(2,594,531)	—	—	—	—		(2,594,531)
Other income, net	25,560	—	—	—	—		25,560
Compensation expense	—	—	—	—	(42,571,875)	CC	(42,571,875)
Forgiveness of debt	—	12,502	—	—	—		12,502
Interest earned on marketable securities held in Trust Account	—	3,089,290	—	—	(3,089,290)	AA	—
Total other income (expense)	(2,395,972)	3,114,161	—	—	(45,661,165)		(44,942,976)
(Loss) income before income tax expense	3,002,959	396,872	(117,909)	—	(71,387,473)		(68,105,551)
Income tax expense	(1,670,866)	—	—	—	—		(1,670,866)
Net income (loss)	$1,332,093	$396,872	(117,909)	$—	$(71,387,473)		$(69,776,417)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	93,887	—	—	—	—		93,887
Total comprehensive income (loss)	$1,425,980	396,872	(117,909)	—	(71,387,473)		(69,682,530)

Net profit per ordinary share – basic and diluted	$0.04
Basic and diluted net income per share, Class A redeemable ordinary shares		$0.04
Basic and diluted net income per share, Class A non-redeemable ordinary shares		$0.04

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025(1) — (Continued)

		Inflection	GOWell	IFRS Conversion and	Actual Redemption of Shares
	GoWell (IFRS Historical)	Point V (USGAAP Historical)	Energy Technology (PubCo)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined
Basic and diluted net income per share, Class B non-redeemable ordinary shares		$0.04

Basic and diluted net loss per ordinary share			$(117,909)

Pro forma weighted average number of shares outstanding – basic and diluted						38,208,712	(2)

Pro forma loss per share – basic and diluted						$(1.83)

(1)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combines the historical audited consolidated statement of profit or loss and other comprehensive income of GOWell for the year ended December 31, 2025, the historical audited statement of profit or loss of PubCo for the period from October 8, 2025 (inception) through December 31, 2025, and the historical audited statement of operations of SPAC for the year ended December 31, 2025.
(2)	Please refer to Note 7 — “Net Loss per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On October 13, 2025, SPAC, GOWell, PubCo and Merger Sub, entered into a Business Combination Agreement. Pursuant to terms of the Business Combination Agreement and subject to the terms and conditions set forth therein: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

Consideration

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the GOWell or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price, subject to a cap of $10.50 per share; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 Earnout Shares in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the SEC:

●	2026 EBITDA (x) equal to or greater than 80% of the 2026 EBITDA Target but less than 90% of the 2026 EBITDA Target, a one-time issuance of 2,890,000 Earnout Shares, (y) equal to or greater than 90% of the 2026 EBITDA Target but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,330,000 Earnout Shares, or (z) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

●	2027 EBITDA (x) equal to or greater than 80% of $50,000,000 but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

●	2028 EBITDA (x) equal to or greater than 80% of $70,000,000 but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

For a description of the Business Combination and certain agreements executed in connection therewith, see “The Business Combination” and “Ancillary Documents.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that GOWell will experience. GOWell and SPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. SPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

SPAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of GOWell have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by GOWell. SPAC’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by GOWell. See Note 4 — IFRS Conversion and Presentation Alignment.

The following table sets out share ownership of PubCo following the consummation of the Business Combination:

	No. of Shares	Percent Outstanding
Public Shares	93,532	0.2%
Public Rights(1)	1,725,000	4.5%
Founder Shares	990,000	2.6%
Retained Shares	2,028,750	5.3%
Private Placement Units	318,750	0.8%
PubCo Restricted Shares	4,481,250	11.7%
Company Consideration Shares	28,571,430	74.8%
Total	38,208,712	100.0%

(1)	Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse capitalization, in accordance with IFRS 2. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes, and GOWell will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	the GOWell Shareholder will hold a majority of the voting power of PubCo post Business Combination;

●	effective upon the Business Combination, GOWell will appoint a majority of the members of the PubCo Board;

●	GOWell’s operations will substantially comprise the ongoing operations of PubCo;

●	GOWell is the larger entity in terms of substantive operations and employee base; and

●	GOWell’s senior management will comprise the majority of the senior management of PubCo.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse capitalization, within the scope of IFRS 2. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of SPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify SPAC’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require SPAC to redeem the ordinary shares and SPAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

A.	Reflects (1) the redemption of 7,475,610 Inflection Point V shares for aggregate redemption payments of $79.1 million at a redemption price of approximately $10.59 per share in August 2026 and (ii) the redemption of 1,055,858 Inflection Point V shares for aggregate redemption payments of $11.2 million at a redemption price of approximately $10.63 per share in September 2026.

B.	Reflects the interest income earned of $2.0 million in the Trust account subsequent to December 31, 2025.

C.	Reflects the liquidation and reclassification of $1.0 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

D.	Represents transaction costs incurred by Inflection Point V and GOWell of approximately $6.6 million and $4.2 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination. For the Inflection Point V transaction costs, $0 million have been paid and $2.2 million have been accrued as of the pro forma balance sheet date. The remaining amount of $4.4 million is reflected as an adjustment to accumulated deficit. For the GOWell transaction costs, $0.7 million have been paid and $1.9 million have been accrued as of the pro forma balance sheet date. The remaining amount of $1.6 million is included as an adjustment to additional paid-in capital.

E.	Reflects the reclassification of 93,532 Class A ordinary shares subject to possible redemption to permanent equity.

F.	Scenario 1, represents the expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the fair value of Inflection Point V’s identifiable net assets at the date of the Business Combination, resulting in a $25.7 million increase to accumulated loss. The fair value of shares issued was based on a market price of $3.16 per share (as of September 25, 2026).

	Shares	Dollars
Inflection Point Shareholders
Class A ordinary shares(1)	1,818,532
Class B ordinary shares	3,337,500
Fair value of shares to be issued to Inflection Point Shareholders		$16,293,061
Net assets of Inflection Point as of June 30, 2026		(6,029,708)
Less: Inflection Point Transaction Costs		(4,397,581)
Add: Waiver of deferred underwriting fees		994,042
Add: Reclassification of Class A ordinary shares subject to possible redemption to equity		994,042
Adjusted net assets of Inflection Point as of June 30, 2026		(9,433,247)
Difference – being IFRS 2 charge for listing services		$25,726,308

(1)	The shares presented reflect the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares.

G.	Reflects the conversion of Class B ordinary shares into Class A ordinary shares on a one-for-one basis at a par value of $0.0001.

H.	Reflects the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, and 265,625 SPAC Rights underlying the Private Placement Units into 53,125 SPAC Class A Shares at the First Merger Effective Time.

I.	Reflects the exchange of the shares of Class A ordinary shares into PubCo ordinary shares at a par value of $0.0001.

J.	Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

K.	Represents the elimination of Inflection Point V historical accumulated losses after recording the transaction costs to be incurred by Inflection Point V as described in (D) above.

L.	Represents the repayment of the $500,000 Sponsor Loan on SPAC balance sheet.

M.	Represents the GOWell shares into 28,571,430 shares of ordinary shares at par value of $0.0001 per share upon the Business Combination.

N.	Represents the recording of the earnout liability at a fair value of $16.8 million. The shares will be accounted for as a liability in accordance with IAS 32 following the consummation of the Business Combination.

The Earnout Shares were valued with a Monte Carlo Model simulation. Below are the significant assumptions used in the simulation:

(i)	Revenue projections:

Year 1	Year 2	Year 3
17,248,000	43,267,000	58,599,000

O.	Represents the recording the cash of $50.0 million and liability allocated between the redeemable preference shares in the amount of $44.4 million and derivative liabilities in the amount of $5.6 million in connection with the PIPE Investments.

The redeemable preference shares are comprised of the closing PIPE agreement. The closing PIPE agreement fails the “fixed-for-fixed” criterion in IAS 32 because the number of shares issuable upon conversion varies based on inputs to the conversion formula or are subject to reasonably possible adjustments. These features, however, are embedded in a debt host contract and are considered not clearly and closely related to that host, consistent with IFRS 9.4.3.3. Accordingly, the redeemable preference shares are separated into derivative and host components. The host instrument is recognized as a non-derivative financial liability and the embedded features are recognized as derivative liabilities.

The PubCo Warrants meet all criteria of a derivative liability under IFRS 9, which include (i) redemption rights exercisable at the option of the Series A Majority at a redemption price equal to 100% of the Accrued Value, (ii) priority cash distributions upon the occurrence of Deemed Liquidation Events, and (iii) the accrual of interest on unpaid redemption amounts. The Deemed Liquidation Event provisions are genuine and more likely than remote and therefore preclude equity classification under IAS 32.25.

The significant unobservable inputs used in the measurement of fair value of derivative liabilities are as follows:

Warrants	Volatility	42.85%	The higher the volatility, the higher the fair value
Embedded features	Volatility	42.85%	The higher the volatility, the higher the fair value
Embedded features	Bond yield	14.70%	The higher the bond yield, the higher the fair value

P.	Represents the issuance of 4,481,250 PubCo Restricted Shares to existing officers and directors of SPAC at a par value of $0.0001, $448. The shares were determined to be a compensation expense and recorded at a fair value of $42.6 million or $9.50 per share. The shares were valued using $10.00 per share and applied a discount for lack of marketability.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

AA.	To eliminate interest income earned on funds in the Trust Account which will be released upon the Closing.

BB.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of shares issued by GOWell over the fair value of SPAC’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.

CC.	Represents the compensation expense in connection with the issuance of 4,481,250 PubCo Restricted Shares to existing officers and directors of SPAC at a fair value of $42.6 million or $9.50 per share. The shares were valued using $10.00 per share and applied a discount for lack of marketability.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were issued and outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the “Maximum Redemptions Scenario” described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared, assuming two alternative levels of redemption of Public Shares.

For the Year Ended December 31, 2025
Public Shares	93,532
Public Rights(1)	1,725,000
Founder Shares	990,000
Retained Shares	2,028,750
Private Placement Units	318,750
PubCo Restricted Shares	4,481,250
Company Consideration Shares	28,571,430
Total	38,208,712

For the Year Ended December 31, 2025
Pro forma net loss	$(69,682,530)
Weighted average shares outstanding of ordinary shares – basic and diluted	38,208,712
Net loss per share – basic and diluted	$(1.83)